UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2008

AXS-ONE INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-26358 (Commission File Number)	13-2966911 (IRS Employer Identification No.)

301 Route 17 North, Rutherford, New Jersey 07070
(Address of principal executive offices, including zip code)

(201) 935-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Setting of 2008 Bonus Plan and Metrics.

On January 8, 2008, the Compensation Committee of the Board of Directors of AXS-One Inc. (the “Company”) approved a bonus plan and related metrics relating to the compensation of the Company’s executive officers. Annual bonus targets were set for fiscal 2008 based upon achievement of targets relating to consolidated revenue and consolidated operating income. Achievement of target levels would result in target bonus payments as follows: William P. Lyons - $200,000; Joseph P. Dwyer - $150,000; and Philip Rugani - $137,500. Exceeding the target performance levels will result in additional bonuses based upon a percentage of the target bonus multiplied by the percentage by which the target levels are exceeded. One half of each respective target bonus amount relates to the achievement of consolidated revenue targets and one-half relates to achievement of the consolidated operating income target. Bonuses upon achievement of revenue targets are payable on a quarterly basis, while bonuses upon achievement of the operating income target are payable after fiscal year end. The maximum aggregate 2008 bonus payment for each of the foregoing officers is capped at three times their 2008 target bonus amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXS-ONE INC.
Date: January 14, 2008	By:	/s/ Joseph P. Dwyer
Joseph P. Dwyer Executive Vice President, Chief Financial Officer and Treasurer